Exhibit 4.2

DESCRIPTION OF FS BANCORP CAPITAL STOCK

FS Bancorp is authorized to issue up to 45,000,000 shares of common stock, par value $0.01 per share, and up to 5,000,000 shares of preferred stock, par value $0.01 per share.

As of March 6, 2020, there were 4,461,041 FS Bancorp common shares issued and outstanding. No FS Bancorp preferred shares are currently outstanding. FS Bancorp shares are traded on NASDAQ under the symbol FSBW.

FS Bancorp Common Stock

Each share of FS Bancorp common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of FS Bancorp common stock are entitled to receive dividends as may be declared by FS Bancorp’s Board of Directors out of funds legally available therefore and, upon liquidation, to receive pro rata all assets, if any, of FS Bancorp available for distribution after the payment of creditors. Holders of FS Bancorp common stock have no preemptive rights to subscribe for any additional securities of any class that FS Bancorp may issue, nor any conversion, redemption or sinking fund rights. Each holder of FS Bancorp common stock is entitled to one vote for each share held of record. Shareholders of FS Bancorp are permitted to cumulate their votes with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the shareholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. FS Bancorp's Board of Directors is divided into three classes, with directors serving staggered three-year terms, and currently consists of seven directors. The rights and privileges of holders of FS Bancorp common stock are subject to any preferences that FS Bancorp’s Board of Directors may set for any series of FS Bancorp preferred stock that FS Bancorp may issue in the future.

FS Bancorp Preferred Stock

Under FS Bancorp's articles of incorporation, FS Bancorp may issue shares of FS Bancorp preferred stock in one or more series, as may be determined by FS Bancorp's Board of Directors. FS Bancorp’s Board of Directors may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the shareholders. In addition, any shares of FS Bancorp preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of FS Bancorp preferred stock, or merely the existing authorization of FS Bancorp’s Board of Directors to issue shares of FS Bancorp preferred stock, may tend to discourage or impede a merger or other change in control of FS Bancorp. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the Board of Directors of FS Bancorp. No shares of preferred stock are currently outstanding.

Dividends

Under the Washington Business Corporation Act, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to this distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Advanced Notice Provisions

FS Bancorp's articles of incorporation provide that FS Bancorp must receive written notice of any shareholder director nomination or any shareholder proposal for a meeting of shareholders not less than 30 days nor more than 60 days before the date of the meeting. If, however, less than 31 days' notice of the date of the meeting is given to shareholders, notice of the nomination or proposal must be received by the secretary within 10 days of the date on which notice of the meeting is mailed.

Special Shareholder Meetings

Special meetings of the shareholders for any purpose may be called at any time only by chief executive officer or by FS Bancorp's Board of Directors. The right of shareholders to call a special meeting is specifically denied.

Voting Limitations

FS Bancorp's articles of incorporation generally prohibit any shareholder that beneficially owns more than 10% of the outstanding shares of FS Bancorp common stock from voting shares in excess of 10% of the outstanding shares of FS Bancorp common stock, unless a majority of the board of directors has granted the shareholder permission to vote the shares that are in excess of the limit.

Transactions with Related Persons, Share Re-classifications and Re-capitalizations

FS Bancorp's articles of incorporation provide that the following transactions require the approval of (A) (i) 80% of the shares entitled to vote thereon and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including the shares deemed beneficially owned by a related person: a merger between FS Bancorp or its affiliates with or into a related person; certain significant asset transfers between FS Bancorp and a related person; the issuance of any securities of FS Bancorp or its affiliates to a related person or the issuance of any related person securities to FS Bancorp; and any re-classification or re-capitalization involving FS Bancorp common stock, or (B) (i) approval by two-thirds of the directors that are unaffiliated with the related person, obtained during a meeting in which 75% of the unaffiliated directors are present; and (ii) such affirmative vote as would have otherwise been required by the articles and relevant law (e.g., typically a majority of the outstanding shares entitled to vote thereon). A related person generally means a person who is a greater than 10% shareholder of FS Bancorp.

Non-Shareholder Constituency Provisions

FS Bancorp's articles of incorporation provide that in connection with a business combination (e.g., mergers, share exchanges, significant asset sales and significant stock issuances) or a tender or exchange offer, the FS Bancorp Board of Directors shall consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on FS Bancorp and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which FS Bancorp and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon FS Bancorp and its subsidiaries and the other elements of the communities in which FS Bancorp and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

Amendment of the Articles of Incorporation

The provisions set forth in Articles II (Duration), III (Purpose and Powers), IV (Capital Stock) (other than a change to the number of authorized shares in connection with a split of, or stock dividend in, FS Bancorp's own shares, provided the corporation has only one class of shares outstanding or a change in the par value of such shares), V (Preemptive Rights), VII (Directors), VIII (Removal of Directors), X (Notice for Shareholder Nominations and Proposals), XI (Approval of Certain Business Combinations), XII (Evaluation of Business Combinations), XIII (Limitation of Directors' Liability), XIV (Indemnification), XV (Special Meeting of Shareholders), XVI (Repurchase of Shares), XVII (Amendment of Bylaws) and Article XVIII (Amendment of Articles of Incorporation) of FS Bancorp's articles of incorporation may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by each separate voting group entitled to vote thereon. All other provisions of FS Bancorp's articles may be amended by a majority of the shares entitled to vote thereon.

Amendment of the Bylaws

FS Bancorp's articles of incorporation provide that the bylaws may be amended by a majority vote of the board of directors or by approval of 80% of the shareholders entitled to vote in the election of directors.

Removal of Directors

FS Bancorp's articles of incorporation provide that any director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the total votes eligible to be cast at a legal meeting called expressly for such purpose.

Removal of Officers

Any officer may be removed by a vote of two-thirds of the board of directors.

Transfer Agent

The transfer agent and registrar for the FS Bancorp common stock is American Stock Transfer & Trust Company.

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